                                   PRELIMINARY

                                 STOCK PURCHASE

                                    AGREEMENT


                                 by and between


                    INTEK S.P.A. (EX RIVA FINANZIARIA S.P.A)




                                   ("SELLER"),


                                                              of the first part


                                       and


                         DENISON HYDRAULICS ITALY S.R.L.

                                    ("BUYER")


                                                             of the second part


                 for the transfer of the entire share capital of



                        RIVA CALZONI OLEODINAMICA S.P.A.

                                   ("COMPANY")

                      PRELIMINARY STOCK PURCHASE AGREEMENT
                      ------------------------------------

                THIS AGREEMENT is made as of this 14th day of March, 2000 by and between:

INTEK S.p.A., a company duly organized and validly existing under the laws of Italy, with registered office at Via Camillo Olivetti no. 8, Ivrea (TO), represented by Ms Diva Moriani, duly empowered by virtue of power of attorney released by Mr. Vincenzo Manes, Vice President, hereinafter referred to as the "Seller",

                                       AND

DENISON HYDRAULICS ITALY S.R.L., a company duly organized and validly existing under the laws of Italy, with registered office at Viale Europa no. 68, Cusago
(MI), represented by Mr. Enrico Ottolini, in his capacity as Managing Director, hereinafter referred to as the "Buyer"

                                   WITNESSETH:

          WHEREAS, Seller is the valid and full owner of number 774,000 shares having a par value of ITL 10,000 each representing the entire share capital of RIVA CALZONI OLEODINAMICA S.p.A, a joint stock company with registered office at 15/17, Via Caduti di Sabbiuno, Anzola dell'Emilia (BO), and a share capital of ITL 7,740,000,000, registered at Registro delle Imprese of Bologna n. 43692/1998, R.E.A. of Bologna n. 395959, fiscal code 01891031203 (hereinafter referred as the "Company")

          WHEREAS, the Seller wishes to sell and transfer to Buyer, and Buyer, after an exclusive due diligence of the Company, desires to acquire from Seller, all the Shares in representing the entire share capital of the Company upon the terms and conditions set out this agreement (hereinafter, the "Agreement");

          NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

1.       DEFINITIONS, INTERPRETATIONS AND OBJECT OF THE AGREEMENT

         1.1      DEFINITIONS
                  -----------

         In addition to the other definitions given herein, in this Agreement the following terms shall have the following meanings:

                  "ACCOUNTING PRINCIPLES" shall mean the generally accepted accounting principles and policies applied in the preparation of the Financial Statements as specified in the notes to the same.

                  "SHARES" shall mean all of the 774,000 shares having a par value of ITL 10,000 each representing the entire stock capital of the Company;

                  "BUSINESS DAY" shall mean a day in which banks are open for business in Italy.

                  "CLOSING" shall mean the sale and purchase of the Shares, and, in general, the execution and exchange of all documents and the performance and completion of all the obligations and undertakings required to be executed, exchanged, performed, and completed on the Closing Date in compliance with the provisions of Article 2.3 hereof.

                  "CLOSING DATE" shall mean APRIL 10, 2000 or such other date as the parties may hereafter agree to in writing.

                  "SUBSIDIARY" shall mean Quota s.r.l., a limited liability company with registered office at 11, via Oradour, San Giorgio di Piano, Bologna, having a corporate capital of ITL 20,000,000, in which the Company owns an interests equal to 90% of the corporate capital.

                  "USA SUBSIDIARY" shall mean RCO North America Ltd., an American corporation having its registered office at 930, 33rd Street, Allentown, Pennsylvania, USA, fully owned by the Company.

                  "AFFILIATE" shall mean Intra-Italy Hydraulics (Shunde) Co. Ltd., a Joint-Venture corporation having its registered in Shunde, Popular Republic of China, and corporate capital of US$ 3,000,000, in which the Company owns an interest of 30%.

                  "INTERIM FINANCIAL STATEMENT" means the financial statements of the Company as of June 30, 1999, attached hereto as Exhibit A, prepared in accordance with the Accounting Principles.

                  "1999 INTERIM FINANCIAL STATEMENT" shall mean the unofficial and pre-tax balance sheet and the profit and loss account of the Company for the period starting on January 1, 1999 and ending on the December 31, 1999, attached hereto under Exhibit B.

                  1.2   INTERPRETATION
                        --------------

                  Whenever a representation or warranty hereunder is made to the "Seller's knowledge" or "Company's knowledge" or by using equivalent language, this shall mean the actual or legally presumable knowledge both of the Seller and/or of the Company.

                  1.3   OBJECT OF THE AGREEMENT
                        -----------------------

                  Without prejudice to the Buyer's rights and remedies under any applicable law, unless specifically waived herein, the Seller shall sell and transfer to the Buyer the Shares and the Buyer shall purchase them from the Seller at the Purchase Price as hereinafter defined, subject to the terms and conditions of this Agreement, including the full, exact and timely fulfillment on or prior to the Closing Date by the Seller of all the terms, conditions, covenants and undertakings provided for herein.

                  1.4   PURCHASE PRICE AND PAYMENT
                        --------------------------

                  1.4.1 The parties hereby agree that the total consideration for the Shares shall be ITL 8,000,000,000= (eight billion lira) (hereinafter, the "Purchase Price");

                  1.4.2 On the Closing Date Buyer shall pay to Seller the Purchase Price equal to ITL 8,000,000,000= (eight billion lira) by means of cashier's check endorsed to Seller (hereinafter, the " Payment").

2.       CLOSING

                  2.1   PLACE OF THE CLOSING
                        --------------------

                  The Closing shall take place at 4 p.m. at the offices of Baker & McKenzie, 3 Piazza Meda, Milan, on the Closing Date or any other place, date and/or time as the parties may determine by mutual written agreement but, in any event, not later than ten (10) business days following the fulfillment of all of the Conditions Precedent to the Closing set forth in article 2.3 of this Agreement.

                  2.2   CONDITIONS PRECEDENT TO CLOSING
                        -------------------------------

                  2.2.1 As soon as practically feasible after the execution of this Agreement, but in any event prior to the Closing:

                  (a) Seller, with the cooperation of Buyer, shall enter into with the Chinese partner (Pointeam Development Limited -- Chen Song Group) an agreement whereby it agrees not to vote any resolution concerning the indebtness of the Affiliate to a level in excess of 11 million RMB without the consent of the Company.

                  (b) Seller shall cause Mr. Zoffoli to renounce to any right around the extraordinary salary due arising from the March, 18th 1999 letter.

                  (c) Seller shall have purchased from Mr. Vittorio Paolinelli his participation in the Subsidiary, equal to 10% of the corporate capital of the Subsidiary.

                  (d) Seller shall cause the appropriate body of the Company and of the Subsidiary to call a Shareholders' meeting of Company and of the Subsidiary for the Closing Date, having as agenda the appointing of a new management body of the Company and the Subsidiary, respectively.

                  (e) Seller and Buyer shall have completed the consultation procedure provided for under art. 47 Law n. 428/1990.

                  2.2.2 The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at the date hereof and as of the Closing Date, except for any representation and warranty made or given as of a specified date, which shall have been true and correct in all material respects as of such date, and the Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by same on or prior to the Closing Date.

                  2.2.3 If the conditions precedent provided for in this Article
2.2 not have been fulfilled (unless waived by the Buyer) on or before March 31, 2000, the Buyer shall have the night to terminate this Agreement by notice to the Seller by registered letter. Such termination shall not give the right to the Parties to claim damages.

                  2.3   ACTIONS AT CLOSING
                        ------------------

                  At the Closing the following actions shall take places simultaneously:

                  (a) Seller shall deliver to Buyer copy of the written resignations of the Directors of the Company and of the Subsidiary, with an acknowledgement that they have no claim against the Company for whatsoever compensation for loss of their office or otherwise howsoever in the form consistent with that attached herewith under Exhibit 2.3(a);

                  (b) Seller shall cause the Statutory Auditors of the Company to deliver their resignations to the Buyer;

                  (c) Seller shall hold an ordinary shareholders' meeting of the Company to resolve upon the appointment of the new directors and statutory auditors designated by the Buyer by notice in writing to be given to the Seller at least five (5) Business Days prior to the Closing, such appointment, however, to be conditional upon, and only to take effect after, successful completion of the Closing;

                  (d) Seller shall hold a quotaholders' meeting of the Subsidiary to resolve upon appointment of the new management body designated by the Buyer by notice in writing to be given to Seller five (5) Business Days prior to the Closing.

                  (e) Seller shall cause Riva Calzoni S.p.A. and the Company to execute the agreement for the assignment of the trademark Calzoni as per the draft attached under Exhibit 2.3 (e).

                  (f) Seller shall endorse to Buyer the share certificate no. 1, embodying the Shares, by entry note on such share certificate, drafted according to the wording indicated in Exhibit 2.3(f) hereto, signed by a duly empowered representative of the Seller before a Notary Public.

                  (g) Buyer (directly or through any of its Controlled entities) shall make the Payment of the Purchase Price to Seller pursuant to article 1.4.2 above;

                  (h) Seller shall enter into a Non-Competition and Confidentiality Agreement in the form set forth in Exhibit 2.3(h);

                  (i) Seller shall deliver to Buyer all the Company's corporate books.

                  (j) Seller and Buyer shall execute and deliver to each other, as the case may be, such other instruments or documents as may be necessary to vest in the Buyer full ownership of the Shares and to otherwise properly effect the purposes of this Agreement.

3.       ACTIONS AFTER CLOSING

No particular actions after closing are provided for.

4.       REPRESENTATIONS AND WARRANTIES

                  4.1 REPRESENTATIONS AND WARRANTIES OF THE SELLER
                      --------------------------------------------

                  The Seller represents and warrants to the Buyer the following:

                  (A) Incorporation and Standing. The Company and the Subsidiary are duly incorporated, validly existing and in good standing under the laws of Italy, with full power and authority (corporate and otherwise) to own, lease and operate its properties and assets and to carry on its business as currently conducted. The USA Subsidiary is duly incorporated, validly existing and in good standing under the laws of the State of Pennsylvania.

                  (B) Company's Capital. The authorized and outstanding capital is ITL 7,740,000,000, represented by the Shares. None of the Company's shares have any preferences whatsoever, nor any shares have been granted to a director of the Company, there are no existing options, warrants, calls, agreements or commitments of any character to purchase or otherwise receive from the Company any of the outstanding or authorized capital of the Company. There are no capital increases, or other operations relating to the capital of the Company, pending or authorised. There are no claims made by any prior shareholder of the Company with respect to any rights relating or attached to the capital of the Company. The Seller shall hold harmless and indemnify the Buyer and the Company in respect of any such claims.

                  (C) Capital of the Subsidiaries.

                  The corporate capital of the Subsidiary, the USA Subsidiary and the Affiliate is described in Exhibit 4.1(C), is duly issued, fully paid (with the exception of the USA Subsidiary, for which it has not been paid yet, according to the laws of the State of Pennsylvania), non-assessable, and held as indicated in the same Exhibit. There are no capital increases, issuance of shares or other operations relating to the share capital of the Subsidiaries and Affiliate pending or authorised. The shares of the Subsidiaries and Affiliate are free from any and all pledges, restrictions, obligations, sequestration, privileges, claims, options, usufruct, burdens or prejudicial encumbrances, rights or claims of third parties. The Company will not be required to increase the corporate capital of the Affiliate above the present level of 30% or to Guarantee more than 33% of present loans.

                  (D) Full ownership. The Seller has good, beneficial and valid title to all of the Shares, free and clear of all liens, encumbrances, claims and restrictions of every kind, and valid title to such Shares, free and clear of all liens, encumbrances, claims and restrictions of every kind, will pass to the Buyer on the Closing Date.

                  (E) Spin-off. The de-merger of Riva Calzoni S.p.A., the relevant deed executed on May 28, 1998 and the following incorporation of the Company, and any action carried out in connection thereto were fully compliant with applicable provisions of law. Except for the joint liability of the Company in respect of the debts of the de-merged company existing at the time of the de-merger, as provided for by art. 2504 decies c.c., there are no liabilities, of any nature whatsoever, of the Company in respect to the de-merger. In any event, Seller shall (i) reimburse to the Buyer and/or the Company any amount the Company may be requested to pay in connection with any debt of the de-merged company pursuant to art. 2504 decies c.c.; and (ii) hold harmless and indemnify the Buyer and/or the Company from any tax liability of the Company deriving directly or indirectly from the spin-off.

                  (F) Authority of the Seller. (i) Seller has full legal capacity, power and authority to enter into this Agreement, to consummate, execute, deliver, perform the transactions herein contemplated and to otherwise carry out its obligations hereunder; (ii) this Agreement constitutes the legal, valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency and other similar laws affecting creditors' rights generally. All authorizations which, pursuant to the By-laws of the Company are required, have been obtained as of the date hereof and same shall be in force as of the Closing, Date.

                  (G) Interim Financial Statement. The Interim Financial Statement of the Company (copy of which is attached as Exhibit A hereto) is complete and correct and fairly present the financial position of the Company at the dates of the Interim Financial Statement, and have been prepared in conformity with the Accounting Principles.

                  (H) Inventory. The inventory existing at the Closing date shall be equal to the one shown in the 1999 Interim Financial Statement, except for the moving occurred in the normal course of the business

                  (I) Labour Matters.

                  (i) The Company is in compliance with all applicable laws, rules and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair or discriminatory labour practice;

                  (ii) There is no labour strike, slowdown or stoppage pending against or affecting the Company;

                  (iii) All executives and employees are duly recorded in the appropriate books and records of the Company in accordance with applicable laws and regulations;

                  (iv) The employment of the executives and employees of the Company is governed, in addition to the mandatory provisions of laws, by the provisions of the respective collective labour agreements and supplemental agreements ("contratti integrativi") listed in Exhibit 4.1.(I iv);

                  (v) Except for those listed in Exhibit 4.1(I v). hereof, the Company has not entered into or made any application in respect of any lay-off procedures such as "cassa integrazione" or "mobilita" or similar procedures concerning its employees;

                  (vi) The Company has not experienced any primary work stoppage involving its employees in the last five years (save for strikes called by Unions at national level);

                  (vii) There are no facts based on acts or omissions of the Company which took place prior to the date of this Agreement or shall take place prior to the Closing Date from which a claim by any of the employees or directors of, or consultants to, the Company made after the date hereof higher than ITL 10,000,000 can be derived;

                  (viii) The Company has complied with all the material requirements in matters of health and safety, tax, social security and other contributions vis-a-vis the employees and the consultants; there are no pending or threatened proceedings or inspections concerning the ascertainment of any liability of the Company for payment of social security contributions;

                  (ix) The Seller has duly and timely carried out all consultation procedures with representatives of the workers in respect of the Company (such as Workers Councils, rappresentanze sindacali aziendali, etc.) provided for by the law or bargaining collective agreements;

                  (x) There are no threatened or pending disputes between the Seller or the Company and any employee or consultant of the Company, or any trade union or other representative thereof where the amount being claim exceeds or may exceed ITL 10,000,000;

                  (xi) There are no claims made by any employee of the Company with respect to professional diseases deriving from use of any substance or material in the activity of the Company. In any event, the Seller shall hold harmless and indemnify the Buyer and the Company in respect of any such claims.

                  (J) Compliance with Regulatory Requirements. The Company has complied with, and the Company's products and services comply with all applicable state and local laws and regulations in force in the countries where the Company operates.

                  (K) Litigation and Liabilities. (i) Except for those listed under Exhibit 4.1(K), there are no actions, suits, claims or proceedings by or against the Company, or pending or threatened governmental investigations against the Company; (11) the Company is not subject to any judgement, stipulation, order, decree, or agreement arising from any past or present action, suit, claim, proceeding or investigation; and (iii) no action, suit, claim, proceeding or government investigation is pending or, to the knowledge of the Seller, threatened which seeks to question, delay or prevent the consummation of the transactions contemplated hereby. The Company or the Seller have no knowledge of any facts upon which any such action, suit, claim, proceeding or investigation could be based.

                  (L) Receivables. The accounts receivable reflected on the books and records of the Company as of the date hereof have arisen only in the ordinary course of business of the

Company in accordance with their normal credit policy, are subject to no claim or offset except for returns or allowances in the ordinary course of business (which are adequately accrued for in the 1999 Interim Financial Statements).

                  (M) Real Property Leases. Exhibit 4.1(M) hereto contains an accurate and complete list of all locations governed by leases of real property to which the Company is a party (as lessee or lessor). Each of said lease agreements is (and on the Closing Date shall be) in full force and effect, affords them peaceful and undisturbed possession of the subject matter of each such lease. There exists no material event of default or event, occurrence, condition or act (including the transactions contemplated in this Agreement) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a material default under such lease.

                  (N) Title to Properties. The Company has, and on the Closing Date will have, good and marketable title to all of the properties and assets reflected in the books and records of the Company, free and clear of all liens, encumbrances, claims and restrictions of every kind, except for those listed under Exhibit 4.1(N)(i) hereto. All machinery and equipment included in such properties and assets are in good condition and repair, according to the stop machine statistic times as listed in Exhibit 4.1(N)(ii).

                  (O) Licenses, Registrations and Compliance with Privacy Laws. The Company has all permits, governmental licenses, registrations, and other rights, privileges and approvals (collectively called "Approvals") necessary to carry on its businesses as presently conducted as required by law or the rules and regulations of any state, county, local or foreign governmental agency, body, instrumentality or commission having jurisdiction over it (or has applied for such Approvals and are operating under a temporary Approval). The Company is not in violation of any such law, rule or regulation which violation would have an effect on the business operations or financial condition of the Company.

                  The Company is fully compliant with any applicable privacy or data protection laws and regulations, and all due and requisite actions (including, but not limited to, the mandatory notices to the "Autorita Garante della Privacy") in respect thereto have been duly and timely taken.

                  (P) Major Contracts.

                  (i) Except as set forth on Exhibit 4.1(P)(i) hereto, the Company is not a party to any contract, agreement or obligation, whether oral or written, involving an aggregate payment, including all installments thereunder, by or to the Company of more than ITL 50.000.000 (other than routine purchase orders). With respect to all such contracts the Company is not in material breach thereof or material default thereunder and there does not exist under any such contract any event which, with the giving of notice or the lapse of time, would constitute such a breach or default, except for such breaches, defaults and events as to which requisite waivers or consents have been obtained.

                  (ii) To the Seller's best knowledge, all the contracts between the Company and any third party containing a change in control provision are listed in Exhibit 4.1(P)(ii).

       The Seller shall exercise its best efforts to obtain the consent or waiver by such third parties to the transactions contemplated herein.

                  (iii) To the Seller's best knowledge, orders received by the Company are valid and effective, and have been acquired under normal market conditions, and the Company is in the condition to perform such orders. Unless differently instructed by Buyer, Seller, to the extent reasonably possible, shall carry on its best endeavours so that all material suppliers and customers of the Company shall continue their business with the same after the date hereof in accordance with past practice.

                  (Q) Non-Contravention. The execution and delivery of this Agreement by the Seller will not (i) violate any provision of the Certificate of Incorporation or By-Laws of the Company; (ii) violate any law, rule or regulation applicable to the Company, or violate any court or administrative order, process, judgement or decree to which the Seller or the Company are a party or by which any of them (or any of their respective properties or assets) is bound; or (iii) violate any provision of, or result in the acceleration of, or entitle any party of accelerate (whether after notice or lapse of time or both) any obligation under (or result in the creation or imposition of any mortgage, lien, charge, pledge, security interest or other encumbrance upon the property or assets of the Company pursuant to any provision of) any mortgage, lien, charge, pledge, security agreement, other encumbrance, lease, agreement, license or other instrument to which the Company or the Subsidiary are a party. The Company is not in violation of any term of its Certificate of Incorporation or By-Laws, or any agreement, instrument, judgement, decree, order, law or governmental rule or regulation applicable to the Company, the violation of which would have an effect on the Company.

                  (R) Trademarks, Trade Names. Exhibit 4.1(R) hereto lists, as of the date of this Agreement, (i) all patents, registered trademarks, trade names and registered copyrights owned by the Company, and all licensed and other agreements relating thereto, or relating to any technology or know-how licensed to third parties by the Company or relating to the licensing, distribution, development, purchase or sale of the Company's products or services. All such patents, registered trademarks, trade names are valid and enforceable in the Country where they have been registered. Subject to the restrictions (if any) listed in Exhibit 4.1(R) hereto, the Company holds free from contractual or other restriction, except those imposed by law or governmental rule or regulation, all such patents, registered trademarks, trade names, copyrights, licenses, leases, other agreements, technology, know-how and processes owned by the Company. Except as set forth in Exhibit 4.1(R) hereto, no claim has been asserted by any person in relation to the use by the Company of its trademarks, trade names, copyrights, technology, know-how, software or processes or for patent infringement. Except for the trademark "Calzoni", the Company has exclusive ownership of, or an exclusive license to use, all patents, trademarks, trade names, copyrights, or other proprietary rights necessary to its respective businesses as presently conducted or contemplated, and do not knowingly infringe any patent, copyright, trademark or other proprietary rights of others. The Company has the right to use, free and clear of claims or rights of others, all trade secrets, customer lists and manufacturing processes and other information required for or incidental to their products or services or their businesses as presently conducted or contemplated.

                  (S) Insurance. Exhibit 4.1(S) hereto lists the insurance policies, the coverage provided and the policy limits that are in force as of the date of this Agreement and that have been in force during each of the two years prior to the date of this Agreement. Except as set forth on Exhibit 4.1(S) hereto, none of the insurance policies have been cancelled and, to the knowledge of the Seller or of the Company, none of the insurers who have written such insurance policies intend to cancel any of such policies. The Company has paid, when due, all premiums payable under such insurance policies.

                  (T) Taxes. All tax returns, reports and forms required to be filed by, or with respect to any activities of the Company with any federal, state, local or foreign taxing authority have been filed in accordance with all applicable laws and regulations and all taxes, fees, penalties, interest and other governmental charges which were shown to be due on such returns, reports and forms have been paid or adequately provided for on the Financial Statements. There is no action, suit, proceeding, investigation, audit or claims now pending against, or with respect to, the Company in respect of any tax or assessment, nor is any claim for additional tax or assessment asserted by any taxing authority.

                  (U) Product Liability. To the Seller's best knowledge, the products sold by the Company meet all of the requirements imposed by Italian law. Except as disclosed in Exhibit 4.1(U)(i), neither the Seller nor the Company have received any claims related such liability alleging that the products sold by the Company were defective, caused or contributed to the causation of damages or personal injuries, nor to the Seller's best knowledge do there exist circumstances that would result in any product liability claim. Details of the all product liability claims pending or settled in the past 12 month period prior to the date hereof are set out in Exhibit 4.1(U).

                  Except as set forth under Exhibit 4.1(U)(ii), the warranties granted by the Company on the products are customary for the kind of products and their duration is 12 months.

                  (V) Absence of Certain Changes. From July 1st, 1999 up to December 31, 1999 (as reflected in the 1999 Interim Financial Statement) and up to and including the Closing Date, the Company has been and shall be conducted in the ordinary and customary course of business, according to the past practice, except as reflected in Exhibit 4.1(V):

                  (a) since July 1st, 1999 there has been (i) no material change in the financial position or results of operations of the Company, except for the changes that have resulted from general economic conditions and changes generally affecting the business, and the books and records of the Company have been maintained in the ordinary course consistent with prior practices;
  (ii) no declaration, setting aside or payment of any dividend or other distribution with respect to the Shares of the Company; (iii) no waiver of any valuable right of the Company or the cancellation of any debt or claim held by the Company; (iv) no loan by the Company to any officer, director, employee or shareholder of the Company, or any agreement or commitment therefor; (v) no loss, destruction or damage to any property or asset of the Company, whether or not insured; and (vi) no acquisition or disposition of any properties or assets (or any contract or arrangement therefor), nor any other transaction by the Company or otherwise than for fair value in the ordinary course of business; (vii) no increase, direct or indirect, in the compensation paid or payable to any director of the Company or the Subsidiary.

                  (b) since June 30, 1999 the Seller has not declared or received any dividend payment from the Company and has not invoiced or received any fees or other payments.

                  (W) Information. This Agreement, each document, certificate or statements expressly referred to in this Agreement or provided to Buyer for the purpose of the due diligence review carried out by Buyer, do not contain any untrue statements of a material fact, and this Agreement, the other documents, certificates and statements taken as a whole, do not omit to state a material fact necessary in order to make the statements contained herein and therein not misleading. To the knowledge of the Seller, there is no material fact relating to the business, prospects, operations, affairs or conditions of the Company which affects or in the future may (so far as the Seller may now reasonably foresee) affect the same which has not been set forth in this Agreement or in the other documents furnished to the Buyer by and on behalf of the Company prior to or on the date hereof.

                  (X) Compliance with laws and environmental liabilities. In respects of the relevant obligations of the Company:

                  (i) Seller hereby guarantees that there is not, anything in, on, over or under any real estate owned, leased or occupied by the Company, the presence, existence or condition of which constitutes a breach of any law and any other statute or subordinate legislation relating to pollution of the environment in force in Italy as at the date hereof, nor is any manufacturing, storage, generation, servicing treatment, disposal or other process carried on at the premises of the Company in such a way as to amount to a breach of the same.

                  (ii) All necessary licenses, consents, authorizations, and registrations required under the environmental legislation to operate the ordinary business of the Company have been obtained.

                  (iii) No writ, summons, orders, enforcement, notice, prohibition, notice or other notice has been received by Company and the Subsidiary and so far as the Seller is aware, no direction of any public, local or other statutory authority has been made with regard to the properties and/or any activities, processes or substances in, on, over or under the properties pursuant to the environmental legislation and no prosecutions have been instituted with respect thereto.

                  (iv) The premises of the Company and the Subsidiary have not been affected by any landfill gas nor has there been deposited on or in the properties any hazardous items, nor any hazardous items have been spilled, released, discharged or disposed of and no contamination of any kind has ever occurred in the soil or water in, under or upon the properties. There are not in use or stored on the properties any radioactive material or radioactive apparatus, any hazardous substance or any processes or substances prescribed by regulations under the environmental legislation for which an authorization is required.

                  4.2   REPRESENTATIONS AND WARRANTIES OF THE BUYER
                        -------------------------------------------

                  The Buyer represents and warrants to, and agrees with, the Seller as follows:

                  (A) Organization and Authority of the Buyer. The Buyer is duly incorporated, is validly existing and is in good standing under the laws of Italy, with full legal to capacity, power and authority (corporate and otherwise) to enter into this Agreement, consummate the transactions herein contemplated and to otherwise carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Buyer has been duly authorized by all necessary corporate action. This Agreement constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency and other similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

                  (B) Litigation. Except with respect to any investigation which may be instituted under the antitrust laws, no action, suit, claim, proceeding or government investigation is pending or, to the knowledge of the management of the Buyer, threatened which seeks to question, delay or prevent the consummation of the transactions contemplated hereby.

                  (C) Non-Contravention. The execution and delivery of this Agreement by the Buyer and of all other concurrent and subsequent actions contemplated hereby will not (i) violate any provision of the Memorandum or Articles of Association of the Buyer; (ii) violate any law, rule or regulation applicable to the Buyer or violate any material court or administrative order, process, judgement or decree to which either the Buyer or its affiliates is a party or by which any of them (or any of their respective properties or assets) is bound; or (iii) to the knowledge of the management of the Buyer, violate any provision of, or result in the acceleration of, or entitle any party to accelerate (whether after notice or lapse of time or both) any obligation under (or result in the creation or imposition of any material mortgage, lien, charge, pledge, security interest or other encumbrance upon the property or assets of the Buyer or its affiliates pursuant to any provision of) any mortgage, lien, charge, pledge, security agreement, other encumbrance, lease, agreement, license or other instrument to which the Buyer is a party.

                  (D) Labour Agreements. The Buyer shall fulfill the agreements (dated May 12th 1999, December 18th 1997 and July 29th 1997) attached hereto as
Exhibit 4.2(D) and subsequent actions contemplated hereby.

5.       ADDITIONAL AGREEMENTS OF THE PARTIES

                  5.1   ORDINARY COURSE OF BUSINESS

                  Prior to the Closing Date, and except as otherwise contemplated by this Agreement or consented to or approved by the Buyer, the Seller covenants and agrees that.

                  (A) The Company shall continue to be operated in the ordinary and usual course and in a manner consistent with current management practices.

                  (B) The Company shall not enter into any contract involving the payment by the Company of an amount in excess of ITL 50,000,000 except (i) purchases of materials and supplies in the ordinary course of business and (ii) the start-up of USA Subsidiary.

                  (C) The Company shall not incur, assume or guarantee any indebtedness for money borrowed in excess of the amounts as at December 3 1, 1999, except for those listed in Exhibit 5.1 (C).

                  (D) Exhibit 5.1. (D) contains the list of all executives and employees of the Company and their current compensation, salaries and benefits as of the date hereof, with specific indication of the executives hired by the Company from 1st January, 1999 until the date hereof. The Company shall not (i) enter into any employment agreement; or (ii) grant any increase in the rate of compensation or in the benefits payable or to become payable to any officer or other employee or to any agent or consultant over the levels in effect on the date hereof, other than normal salary increases in the ordinary course of business.

                  (E) The Company will not make or declare any form of dividend or distribution, or sell or transfer any property or assets or pay any fees or make any payments whatsoever to the Seller prior to the Closing Date.

                  (F) Seller shall use its best efforts, and shall cause the Company to use its best efforts, to preserve, in all material respects, the business of the Company and the good will of customers and others having business relations with the Company.

                  5.2 ACCESS AND INFORMATION
                      ----------------------

                  As of the date of this Agreement:

                  (A) Seller shall grant Buyer and its authorized employees, representatives, accountants, auditors and lawyers free access during normal business hours and subject to adequate advance notice to all offices, properties, books, records, contracts and documents of the Company to permit them to make such investigation of the Company's properties, business commercial and financial conditions as they shall deem necessary or desirable;

                  (B) Seller shall furnish to Buyer and its authorized representatives, accountants, auditors and lawyers all information with respect to the affairs of the Company that Buyer may reasonably request.

6.       INDEMNIFICATION

                  6.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES
                      ------------------------------------------

                  (A) All representations and warranties contained in Article
4.1 shall survive the Closing and shall remain in full force and effect until April 30, 2001, except for the representations and warranties relating to tax, labour, social security, environmental and product liability matters, as well as those relating to the spin-off transaction, which shall remain in full force and effect until the expiration of the applicable statutes of limitations.

                  (B) No indemnification shall be due by the Seller to the Buyer and/or the Company relating the minus value of the equity and/or any liability, whatsoever nature or cause, arising from the Affiliate and the Subsidiaries.

                  6.2 INDEMNITY
                      ---------

                  (A) Seller shall indemnify Buyer and hold it harmless, and Buyer shall indemnify Seller and hold it harmless, to the extent provided in this Article 6, from and against any and all losses, damages, liabilities, claims, demands, judgements, settlements, costs and expenses of any nature whatsoever (including reasonable attorney's fees) resulting from or arising out of any breach of any representation or warranty of the indemnifying party as results of any false or incorrect representation and warranty contained in
Article 4.

                  (B) Anything in this Article 6 to the contrary notwithstanding, no claim may be asserted nor may any action be commenced against an indemnifying party for indemnity with respect to the matters referred to in this Article 6.2, unless written notice of such claim or action is received by the indemnifying party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to April 30, 2001 or, with respect to the representations and warranties relating to tax, labour, social security, environmental, product liability matters and the spin-off, on or prior to the expiration of the applicable statute of limitations, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.

                  (C) The amount(s) of indemnification in relation to the liability of the Seller pursuant to this Article 6 shall not become payable by Seller until an aggregate amount of Lit. 100,000,000 (one hundred million) so that Buyer shall have no indemnification right until its claims reaches such amount: in such event the Buyer's indemnification rights shall be limited to the sum in excess of the 100 million treshhold. Such limitation shall not apply to the liabilities arising as of Article 4.1 paragraph (E). In no event, however, shall the liability of the Seller pursuant to this Article 6 exceed an aggregate amount equal to the Purchase Price.

                  (D) (a) Upon the assertion by any third party of a claim that may give rise to a liability of the Seller, the party to be indemnified hereunder ("Indemnified Party") shall promptly notify the other party (hereinafter, "Indemnifying Party") in writing of the existence of such claim specifying in reasonable detail the nature of the claim. However, failure by the Indemnified Party to give said prompt notice of such claim to the Indemnifying Party shall not constitute a waiver of the right of indemnification for such claim by said Indemnified Party, provided that the Indemnified Party shall bear the consequences, if any, of such delay. Upon written notification to the Indemnifying Party of the assertion of any such claim, the Indemnifying Party shall have fifteen (15) days after receipt of such notice from the Indemnified Party to notify the Indemnified Party of whether the Indemnifying Party will undertake the defense (without prejudice to its right to object to its responsibility), on behalf of the Indemnified Party, compromise or settlement of such claim, provided that:

                  (i) the Indemnifying Party shall timely provide to the Indemnified Party all information with respect to such defense, compromise or settlement as such Indemnified Party may reasonably request;

                  (ii) such Indemnifying Party shall not assume any position or take any action in connection with such defense, compromise or settlement that would impose an obligation of any kind, restrict the actions of the Indemnified Party or in any way result in a detriment to the Indemnified Party, it being understood that such Indemnifying Party would in so doing be acting solely on its own behalf, for its own account and at its own risk; and

                  (iii) the Indemnified Party will in all instances cooperate with the Indemnifying Party and will, subject to subparagraph (b) below, render all reasonable assistance to the Indemnifying Party in preparing the defense and effecting any compromise or settlement.

                  (b) In the event that such Indemnifying Party does not undertake the defense, compromise or settlement of such claim as provided in the foregoing, the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such claim at the risk and expense of the Indemnifying Party. The Indemnified Party shall, however, notify the Indemnifying Party of any compromise or settlement of any such claim.

                  (c) In the event that a third party's claim is asserted against any of the Company at any time between the date hereof and the Closing Date, Seller shall immediately inform Buyer by means of the notice procedure set forth under Article 7.5 hereinbelow in order to permit Buyer to exercise its rights under Article (D) (a) and (b) above.

                  (E) Any dispute between the Seller and the Buyer relating to a claim for indemnification shall be resolved as follows:


                  (a) If the parties agree that the dispute is one involving accounting matters, such dispute shall be referred to and determined by a certified public accountant (or a firm of certified accountants) in Milan, Italy mutually acceptable to the parties. In the event they cannot agree on such selection, each party shall nominate a certified public accountant (or a firm of certified public accountants) as its representative and the two certified public accountants (or firm of certified public accountants) so nominated shall jointly select a third certified public accountant (or firm of certified public accountants). In such event, the resolution of the dispute shall be decided by a majority of the three certified public accountants (or firms of certified public accountants). The resolution of the dispute by the certified public accountant(s) (or firms of certified public accountants) shall be final and binding upon all parties as to accounting matters, but shall not extend to any non-accounting matters unless Buyer and Seller shall mutually agree in writing to the contrary.

                  (b) If the dispute does not involve accounting matters, or if the Buyer and the Seller are unable to agree whether or not the dispute involves accounting matters, then the dispute shall be submitted to and settled by arbitration in accordance with the arbitration clause set forth under Article
7.4 hereof.

                  (c) Buyer and Seller may each respectively appoint attorneys, accountants and agents to act for it before the certified public accountant(s) (or firms of certified public accountants), as the case may be.

                  (d) Costs and expenses with respect to the third certified public accountant (or firm of certified public accountants) chosen by the parties, or chosen by the certified public accountants for filing of certified public accountants) representing the parties shall be borne equally by Buyer and Seller. Costs and expenses of any arbitrators shall be borne as determined in accordance with the arbitration clause set forth under Article 7.4 hereof.

7.       MISCELLANEOUS

                  7.1 EXPENSES
                      --------

                  Unless otherwise provided in this Agreement, each of the parties to this Agreement shall bear his, her or its own expenses (including, without limitation, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with the preparation and execution of this Agreement and consummation of the transactions contemplated hereby. The Buyer shall bear the cost of the notary fees involved in the endorsement of the Shares to the Buyer, as well as any other tax applicable to the transactions contemplated herein. Seller shall be liable for any fee due to the broker who promoted the transaction object of this Agreement.

                  7.2 PUBLIC DISCLOSURE
                      -----------------

                  Each of the parties to this Agreement hereby agrees with the other parties that, except as may be required to comply with the requirements of applicable law, no press release or similar public announcement or communication will be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in advance by the Buyer.

                  7.3 GOVERNING LAW
                      -------------

                  This  Agreement   shall  be  governed  by,  and  construed  in
accordance with the laws of Italy.

                  7.4 JURISDICTION
                      ------------

                  All disputes arising in connection with this Agreement or any modification or extension of this Agreement which is not settled amicably within 45 (forty five) days by the Chief Executives of the Parties, shall be finally settled by formal arbitration ("arbitrato rituale") in accordance with the Rules of National Arbitration of the Chamber of Commerce of Milan ("the Chamber") in effect at that time by a panel of three arbitrators. Each party shall appoint one arbitrator and the two arbitrators so appointed shall jointly select a third arbitrator. Failing agreement between the two arbitrators selected by the parties on the third arbitrator, or failing the appointment of its own arbitrator by one of the parties within thirty (30) days of receipt by said party of a notice of arbitration from the other party, the third arbitrator or the arbitrator not appointed by one party shall be appointed by the Chamber at the request of the arbitrator appointed by the other party. The arbitration shall be held in Milan.

                  7.5 NOTICES
                      -------

                  Any notices or other communications required under this Agreement shall be in writing (including telecopy communications), and shall be sent by express mail, telecopier or courier as follows:

                  (a)     If to the Seller::
                          Attn.:  Vincenzo Manes, Esq.
                          INTEK S.p.A.
                          Foro Buonaparte, 44
                          20121 Milano
                          Telefax: 02- 72021355

                          with copy to:

                          Attn.:  Giuseppe Schiuma, Esq.
                          Studio Legale Schiuma
                          Via Testoni, 2
                          40123 Bologna
                          Telefax:  051 - 227-326

                  (b)     If to the Buyer:

                          Enrico Ottolini
                          DENISON HYDRAULICS ITALY S.r.L
                          Viale Europa, 68
                          20090 Cusago (MI)
                          Telefax . 02 - 90390253

                          With copy to:

                          Gianfranco Di Garbo, Esq.
                          Baker & McKenzie
                          Piazza Meda, 3
                          20121 Milano
                          Facsimile (02) 76231623

                  All notices shall be deemed to have been duly given or made when delivered personally or upon three business days after being deposited in the mail, provided that there is evidence that the recipient has been informed by the mail office.

                  7.6 ARTICLE HEADINGS
                      ----------------

                  The Article and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                  7.7 COUNTERPARTS
                      ------------

                  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  7.8 ASSIGNMENT
                      ----------

                  Except as provided in the following sentence, this Agreement may not be assigned, by operation of law or otherwise. The Buyer may assign its rights under this Agreement (including but not limited to the benefit of the representations and warranties made to the Buyer herein) in whole or in part to a wholly-owned subsidiary or to a parent company that will assume all obligations of the Buyer hereunder.

                  7.9 AMENDMENTS AND WAIVER
                      ---------------------

                  This Agreement may not be amended or modified except by a writing duly executed by the Buyer and the Seller. Waiver of any term or condition of this Agreement shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

                  7.10 ENTIRE AGREEMENT
                       ----------------

                  This Agreement and the Schedules constitute the entire Agreement and understanding between the parties with respect to all matters which are referred to. The Schedules form part of this Agreement. This Agreement shall be binding upon the inure to the benefit of heirs, successors and permitted assigns of the parties hereto.

                  7.11 SEVERABILITY
                       ------------

                  If any term or provision in this Agreement shall in whole or in part be held to any extent to be illegal or unenforceable under any enactment or rule of law, that term or provision or part shall to that extent be deemed not to form part of this Agreement and the enforceability of the remainder of this Agreement shall not be affected.


/s/ Diva Moriani                          /s/ Enrico Ottolini
------------------------                  ---------------------------------
INTEK S.p.A                               DENISON HYDRAULICS ITALY S.r.L.

                                LIST OF EXHIBITS
                                ----------------

Exhibit A                           Interim Financial Statement
---------


Exhibit B                           1999 Financial Statement
---------


Exhibit 2.3(a)                      Letter of resignation of the Company's Directors
--------------


Exhibit 2.3(e)                      Agreement for the Assignment of the Trademark
--------------


Exhibit 2.3(f)                      Draft entry note for share certificate endorsement
--------------


Exhibit 2.3(h)                      Non-Competition and Confidentiality Agreement
--------------


Exhibit 4.1 (C)                     Chart of the corporate capital of the Subsidiary, US Subsidiary and Affiliate
---------------


Exhibit 4.1 (I iv)                  List of the collective labour agreements and supplemental agreements ("contratti
------------------                  integratiui")


Exhibit 4.1 (K)                     List of pending litigation
---------------


Exhibit 4.1 (M)                     List of locations and relevant lease agreements
---------------


Exhibit 4.1 (N)(i)                  List of liens, encumbrances, claims or restrictions existing on properties and
------------------                  assets of the Company


Exhibit 4.1 (N)(ii)                 List of stop machine statistics times
-------------------


Exhibit 4.1 (P)(i)                  List of agreements involving aggregate payment by or to the Company exceeding
------------------                  ITL 50,000,000.


Exhibit 4.1 (P)(ii)                 List of agreements providing for change of control provisions
-------------------


Exhibit 4.1 (R)                     List of patents, registered trademarks, trade names owned or used by the Company
---------------                     and relevant restrictions, if any


Exhibit 4.1 (S)                     List of insurance policies
---------------


Exhibit 4.1 (U)(i)                  List of product liability claims
------------------


Exhibit 4.1 (U)(ii)                 List of warranties exceeding standard terms
-------------------


Exhibit 4.1 (V)                     List of material changes occurred since July 1st, 1999
---------------


Exhibit 4.2 (D)                     List of Labour Agreements to be fulfilled by the Buyer
---------------


Exhibit 5.1 (C)                     List of loans to the Company until the Closing Date
---------------


Exhibit 5.1 (D)                     List of executives and employees of the Company
---------------